Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

September 10, 2020

Board of Directors

Affinity Bancshares, Inc.

3175 Highway 278

Covington, Georgia 30014

Re:	Affinity Bancshares, Inc.

Common Stock, Par Value $0.01 Per Share

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of Affinity Bancshares, Inc. (the “Company”). We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion and Reorganization of Community First Bancshares, MHC (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC